UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K
_____________________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2012

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification No.
1-11607	DTE Energy Company (a Michigan corporation) One Energy Plaza Detroit, Michigan 48226-1279 313-235-4000	38-3217752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On November 19, 2012, DTE Energy Company (“DTE Energy” or the “company”) agreed to sell its remaining gas and oil production assets in the western Barnett and Marble Falls shale areas of Texas to Atlas Resource Partners LP for $255 million. The properties in the sale include all of the proved and probable reserves on approximately 88,000 net acres near Dallas, Texas. The deal is expected to close by year end 2012, subject to standard closing conditions.

The company expects the transaction to generate after-tax cash proceeds of approximately $225 million and result in a reported, non-operating after-tax book loss of approximately $55 million, subject to customary purchase price adjustments. The cash proceeds from this transaction and the strong cash flows for this year are in line with the company’s recently announced three-year equity issuance plan of approximately $300 million per year. This agreement represents the final piece of the company’s multi-year exit from the gas and oil production business, with prior sales resulting in gross proceeds of $1.5 billion and reported, non-operating after-tax book gains totaling $450 million.

Forward-Looking Statements:

This Form 8-K contains forward-looking statements that are subject to various assumptions, risks and uncertainties. It should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2011 Form 10-K (which section is incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy that discuss important factors that could cause DTE Energy’s actual results to differ materially. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this report as a result of new information or future events or developments.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2012

DTE ENERGY COMPANY
(Registrant)

/s/ Peter B. Oleksiak
Peter B. Oleksiak
Senior Vice President